Exhibit 1.02

Conflict Minerals Report of Costco Wholesale Corporation for the Year Ended December 31, 2013 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934

Costco Wholesale Corporation (Costco or the Company) is providing this Conflict Mineral Report (CMR) in accordance with Rule 13p-1 under the Securities Exchange Act of 1934.

Costco undertook to determine whether it manufactured or contracted to manufacture products containing tin, tantalum, tungsten and gold (3TG or conflict minerals) that were necessary to the functionality or production of the product within the meaning of Rule 13p-1, Form SD, and the guidance of the Securities and Exchange Commission. The Company engaged in a reasonable country of origin inquiry and in a due diligence process based on the Organization for Economic Cooperation and Development guidelines and accompanying Supplements (OECD Framework).1 The process is described more fully below.

The Company, a retailer of tens of thousands of items, identified product categories it believed might contain conflict minerals that were necessary for the functionality or production of the product. These included: health and beauty aids, office supplies, tires, hardware, large electronics, automotive accessories, sporting goods, lawn and garden, toys & seasonal, apparel, housewares, small electrics, domestics, jewelry, luggage, handbags, media, and furniture (Possible 3TG Products).

The Company did not itself manufacture any of these items. Inquiries were conducted of certain suppliers, including all suppliers of Possible 3TG Products that were private label (Kirkland Signature) items and co-branded items (which bear the Kirkland Signature brand and a third-party brand) and all suppliers of Possible 3TG Products sold in the United States and Canada. The Company believes that the processes by which it procured certain of these items fall within the definition of “contract to manufacture” for purposes of Rule 13p-1.

To determine whether or not Possible 3TG Products from the suppliers described above contained conflict minerals and, if so, whether any of the conflict minerals originated from the Democratic Republic of Congo or an adjoining country (Covered Countries), the Company developed and implemented a process to enlist suppliers to aid in the identification and traceability of the 3TG mineral supply chain, including, but not limited to, facilitating the identification of upstream participants in the supply chain. As part of this process, Costco engaged a third-party, Source Intelligence (SI), to identify minerals suppliers in Costco’s supply chain for Possible 3TG Products and to collect, store, and review information on 3TG sourcing practices. Communications were sent to the Company’s direct suppliers of Possible 3TG Products describing the compliance requirements and requesting conflict minerals information. Suppliers were requested to use the Electronic Industry Citizenship Coalition (EICC) and Global e-Sustainability Initiative (GeSI) Conflict Minerals Due Diligence Template (EICC-GeSI Template) to identify 3TG smelters and refiners (SORs) and associated countries of origin. A number of suppliers failed to respond. The Company was not able to identify whether the products from those suppliers contained 3TG or, if so, the facilities used to produce the 3TG or the country of origin of the 3TG.  SI’s engagement included tracking information on SORs and flagging risks based on smelter or refiner sourcing practices. SI verified whether or not the SORs were matched against available lists of processors that have been certified by internationally-recognized industry validation schemes, such as the Conflict Free Sourcing Initiative Conflict-Free Smelter Program.

As part of its due diligence measures, the Company has developed a Conflict Minerals Policy. A copy of the policy, which is still in the implementation stage, can be found on the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-govhighlights. In accordance with OECD due diligence guidelines, Costco will report annually on supply chain due diligence, either through a Conflict Minerals Report filed under Form SD or the Company’s website.

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1OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, 2013.